10.92a
Gene Logic 2007 Performance Year "At Risk" Incentive Compensation Plan Document

I. Purpose

The purpose of the Plan is to provide an incentive opportunity to eligible employees of Gene Logic Inc. that drive performance towards the achievement of individual and divisional business targets in 2007.

II. Plan Period

The Plan period is January 1 - December 31, 2007.

III. Eligibility

Employees must meet the following requirements to be eligible for the program:
•	full-time (i.e. working at least 30 hours per week or more)
•	non-commissioned
•	commencing full-time employment by 9/30/2007
•	employed in DRD, or
•	employed in Shared Services and have been notified in writing of eligibility for an at-risk ICP for 2007 (eligible members of Shared Services as of April 1, 2007 are listed n Exhibit B hereto) , or
•	designated Tier 1 executives as per individual Executive Employment Agreement

Eligibility equates only to the opportunity to earn an award. Refer to section VI for more detail on the determination of individual awards.

Eligibility also requires that the employee be an employee of Gene Logic as of December 31, 2007 as described in Section VIII

IV. Individual Award Target

Annual individual incentive targets for each eligible employee are set, based on the job grade assigned to each employee, as a percentage of such employee’s weighted-average base salary for the performance year as reflected in the chart below. The job grade assigned to an eligible employee on 12/31/2007 determines the appropriate annual target for such employee. The target is set based on achievement of 100% of the applicable performance plan goals.

Refer to Section V for information regarding how these targets relate to incentive pool funding.

PROFESSIONAL	SCIENTIFIC	MANAGEMENT	NONEXEMPT	ANNUAL TARGET (Certain exceptions exist)
P99		M00		Varies
P07, P08	SC08, SC09, SC10	M06, M07, M08		13.00%
P05, P06	SC06, SC07	M04		10.50%
P03, P04	SC04, SC05	M01, M03		8.00%
P01, P02	SC02, SC03			6.00%
			N01 - N06	5.00%

V. Funding the Incentive Pools

Gene Logic's incentive baseline pool (assuming “at plan” performance) will be funded as follows:

The sum of the 12/31/07 weighted-average annual base salary for each eligible employee multiplied by each such employee’s 12/31/07 individual incentive target.

To determine the actual incentive pool, this baseline pool will be modified, up or down, based on actual Gene Logic performance against business objectives. These objectives consist of multiple factors whose weighting varies. A complete list of performance objectives and their particular weighting is attached in Appendix A.

VI. Determination of Individual Awards

Actual individual awards will generally be determined within each actual incentive pool based on individual performance, pro-ration for length of service including leaves-of-absence, and contribution relative to other members of that division/department, and other factors.

Individual performance and contribution will be assessed by management primarily using Gene Logic’s Performance Excellence Program in which a Personal Performance Factor will be determined for each employee. The application of the Personal Performance Factor to an eligible employee’s incentive opportunity may result in an actual incentive that could be less than target, including zero; equal to target; or more than target, but the sum of individual awards in any division or group may not exceed the aggregate pool for such division or group and the sum of individual awards for all eligible employees of Gene Logic may not exceed the overall company incentive pool. The chart below illustrates the guidelines provided to management regarding the PPFs, but the final decision as to the amount of the actual incentive award for any employee is determined by the department manager or by his or her designated representative, subject to that department manager’s and the CEO's final approval.

The determination as to whether and to what degree Company and divisional targets are achieved and the payments to executive officers of the Company and any other officers that report directly to the Chief Executive Officer must be approved by the Compensation Committee of the Board of Directors. Any payment hereunder to the Chief Executive Officer must also be approved by the Board if Directors.

VII. Payout of Awards

Awards are scheduled to be paid out in the 1st quarter of 2008.

To be eligible to receive an award, on the last working day of the Plan period (12/31/2007, an employee must be an active, full-time employee or on a leave status approved by Human Resources. Employees whose employment by Gene Logic terminates, whether voluntarily or involuntarily, after the last working day of the Plan period and employees who are on an approved leave status on the last working day of the Plan period, but in either such case before the actual payout of awards, are eligible to receive an incentive award, subject to the provisions in paragraph VI above, and without penalty solely for having left employment by Gene Logic after the last working day of the Plan period.

Gene Logic incentive pools and Personal Performance Factors cannot be calculated until after the end of the Plan period. Therefore, eligible employees whose employment terminates, either voluntarily or involuntarily, prior to the end of the Plan period will not be eligible for any award under this Plan.

All award payouts will be subject to applicable payroll tax and benefits withholdings.

VIII. Amendment or Termination of the Plan

Gene Logic reserves full power and discretion to administer, construe, and interpret the Plan and to determine all issues regarding eligibility and amount of payment. Gene Logic may amend, supplement, supersede or terminate this Plan at any time at the discretion of executive management and/or Gene Logic’s Board of Directors or its Compensation Committee. The Board of Directors or its Compensation Committee may also determine if and how extraordinary events will be taken into account in determining how such extraordinary events will affect the Plan and whether and to what degree the plan will be funded. Further, the terms and conditions of the Plan may be altered or eliminated in subsequent years.

IX. Relationship of Plan to Employment

This plan is not intended to create a term of employment between any employee and Gene Logic or any right to continuation of employment by Gene Logic during the Plan Period. Employment of any individual at Gene Logic may be terminated by either Gene Logic or the individual, with or without cause, at any time.

X. Country Specific Laws

Where local law requires any modification to what is prescribed in this Plan in terms of incentive eligibility, guidelines and/or payout of awards, local law must be adhered to. However, Gene Logic reserves the right, to the extent permitted or not prohibited by such law, to determine how the plan shall be modified to comply with such law or whether to provide alternate consideration as determined by Gene Logic in lieu of the incentive award herein specified.

XI. Approvals:

/s/ Al Risdorfer
Al Risdorfer	04/25/2007
Vice President of Human Resources

/s/ Philip L. Rohrer, Jr.
Philip L. Rohrer, Jr.	04/25/2007
Chief Financial Officer

/s/ Charles L. Dimmler, III
Charles L. Dimmler, III	04/25/2007
CEO & President

Approved by resolution of the Compensation Committee of the Board of Directors of Gene Logic Inc. 04/25/2007.

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